Exhibit 99.1

OpGen Announces Preliminary Unaudited Revenue and Cash Position for First Quarter 2020
and Provides Business Update

-    Total Revenue for Q1 2020 was approximately $617,000 (excluding first quarter 2020 Curetis Revenue)

-    Balance sheet strengthened significantly with $13.9 million cash raised in Q1 2020

-    OpGen and Curetis successfully completed business combination effective April 1, 2020

GAITHERSBURG, Md., April 14, 2020 -- OpGen, Inc. (Nasdaq: OPGN, “OpGen”), a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease, announced today that total revenue for the first quarter of 2020 was approximately $617,000 down from $1.0 million in the first quarter of 2019, excluding revenues from the Curetis businesses, which was acquired upon closing of the business combination on April 1, 2020. Cash as of March 31, 2020 was approximately $11.5 million, up significantly from the $2.7 million as of December 31, 2019.

The company also announced accomplishment of the following key milestones, including key business milestones achieved by Curetis and Ares Genetics in the first quarter of 2020:

•	Successful completion of the business combination between Curetis and OpGen on April 1, 2020. At the closing, William E. Rhodes III, the former chairman of the Supervisory Board of Curetis N.V., was appointed chairman of the board of OpGen, and Oliver Schacht, PhD, the former Chief Executive Officer of Curetis N.V., was appointed the President and Chief Executive Officer of OpGen and to the board of directors;
•	The newly formed board of directors of OpGen now also includes Evan Jones, former Chairman and CEO of OpGen, Don Elsey, Mario Crovetto and Prabhavathi Fernandes, PhD;
•	OpGen significantly improved its working capital position in the first quarter of 2020 through the sale of approximately 2.8 million shares of common stock for gross proceeds of $5.8 million of sales under the company’s ATM program and the sale of approximately 4.1 million shares of common stock for gross proceeds of $8.1 million from the exercise of warrants from the company’s public offering in October 2019;
•	OpGen expects that its submission to the U.S. Food and Drug Administration (“FDA”) for clearance of the Acuitas® AMR Gene Panel (Isolates) for the detection of antimicrobial resistance genes in bacterial isolates is nearing completion. OpGen has responded, and is continuing to respond, to the FDA’s additional information requests and now anticipates approaching a clearance decision for the Acuitas® AMR Gene Panel for isolates. Exact timing is unknown as a result of the COVID-19 pandemic;
•	Clinical trial enrollment was active during the first quarter of 2020 at all nine participating sites for the Acuitas® AMR Gene Panel (Urine) test. Testing and the trial have been suspended due to hospital actions to focus resources on the COVID-19 pandemic;
•	OpGen successfully achieved the first year final milestone in this collaboration with the New York State Department of Health and ILÚM Health Solutions, LLC, a wholly-owned subsidiary of Merck’s Healthcare Services and Solutions, to develop a state-of-the-art research program to detect, track, and manage antimicrobial-resistant infections at healthcare institutions statewide. In response to the COVID-19 emergency in New York State, testing under the program has been put on hold by the Wadsworth Center and participating hospitals;

•	Acuitas Lighthouse® was utilized in a research study conducted by the Mayo Clinic to predict phenotypic resistance and antimicrobial susceptibility among clinical isolates, with findings published in Diagnostic Microbiology & Infectious Disease;
•	Curetis, Ares Genetics, and BGI announced a partnership around BGI’s CoV-2 test kit commercialization in Europe; Curetis has begun selling the BGI CoV-2 product via its distribution network in EMEA during Q1 2020; and
•	Curetis and Quaphaco entered into an exclusive three-year distribution partnership for the Unyvero product line in Vietnam; the contract includes minimum commitments by Quaphaco totaling approximately $ 2.1 million over the initial three-year term.

OpGen revenue during the first quarter of 2020 can be attributed to Acuitas® AMR Gene Panel and Acuitas Lighthouse® revenue, which was approximately $254,000, while revenues from the company’s rapid FISH products decreased to $363,000. The company expects to provide full first quarter 2020 financial results during its first quarter 2020 earnings call in early May of this year.

Oliver Schacht, President and CEO of OpGen commented, “In light of the unprecedented crisis situation with COVID-19, we were pleased with the robust first quarter 2020 initial results. We have been humbled and extremely encouraged by the dedication and hard work put in place by all our employees globally during these extraordinary times. Going forward and once this crisis is behind us, we anticipate dynamic growth in our business trajectory following the expected near-term FDA clearance decision of our Acuitas® AMR Gene Panel. We also expect the CoV-2 test kit sales in Europe to continue contributing to our top-line revenue in Q2 of 2020.”

Schacht continued, “Now operating as one combined company, OpGen with its group companies Curetis and Ares Genetics boast strong proprietary assets for developing and commercializing innovative, data-driven solutions in infectious disease diagnostics, and we look forward to the continued integration of our businesses over the coming weeks and months.”

The preliminary financial results are estimates prior to the completion of OpGen’s financial closing procedures and review procedures by its external auditors and therefore may be subject to adjustment when the actual results are available.

About OpGen, Inc.

OpGen, Inc. (Gaithersburg, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero, Acuitas® AMR Gene Panel and Acuitas Lighthouse®, and the ARES Technology Platform including ARESdb, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding the pursuit of FDA clearance for the Acuitas® AMR Gene Panel for use with bacterial isolates, the integration of OpGen with its acquired subsidiaries, Curetis GmbH and Ares Genetics GmbH, and activities related to the company’s products and services. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the realization of expected benefits of our business combination transaction with Curetis GmbH, the success of our commercialization efforts, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@fischtankpr.com

OpGen Investor Contact:
Joe Green
Edison Group
jgreen@edisongroup.com